NEWS RELEASE

Contact

Laura Hansen, Ph.D.

Senior Director, Corporate Communications

Phone: 650-474-8206

E-mail: lhansen@thresholdpharm.com

Threshold Pharmaceuticals Reports Fourth Quarter and Year End 2013 Financial and Operational Results

SOUTH SAN FRANCISCO, CA – March 6, 2014 – Threshold Pharmaceuticals, Inc. (Nasdaq: THLD), today reported financial results for the fourth quarter and year ended December 31, 2013 and reported on clinical development objectives for TH-302, the Company’s investigational hypoxia-targeted drug, which is currently being evaluated in two pivotal Phase 3 clinical trials, one in patients with advanced soft tissue sarcoma and the other in patients with advanced pancreatic cancer. Revenue for the fourth quarter and year ended December 31, 2013 was $3.2 million and $12.5 million, respectively. Net loss for the fourth quarter ended December 31, 2013 was $7.6 million, which included the operating loss of $7.8 million and non-cash income of $0.2 million related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense). Net loss for the year ended December 31, 2013 was $28.4 million, which included the operating loss of $26.0 million and non-cash expense of $2.3 million related to changes in the fair value of the Company’s outstanding and exercised warrants. As of December 31, 2013, Threshold had $82.0 million in cash, cash equivalents and marketable securities, with no debt outstanding. Subsequent to December 31, 2013, Threshold received a $12.5 million milestone payment, which was earned during the fourth quarter of 2013, under its global license and co-development agreement with Merck KGaA, Darmstadt, Germany. The agreement includes an option for Threshold to co-commercialize TH-302 in the U.S.

“We began 2014 with the first pivotal trial of TH-302 in advanced soft tissue sarcoma fully enrolled, the second pivotal trial in advanced pancreatic cancer being conducted by our partner Merck KGaA well underway, and a third registration program in another solid tumor type expected to commence in the coming months,” said Barry Selick, Ph.D., Chief Executive Officer of Threshold. “In 2014, we expect the Independent Data Monitoring Committee for the soft tissue sarcoma trial, which monitors patient safety on an ongoing basis, will conduct a planned interim efficacy and safety analysis after 235 events are reported. Because the interim analysis is event-driven, we cannot predict with certainty when the interim analysis will commence, but current projections suggest that the number of events may be reached around mid-year, with the interim analysis to be conducted thereafter. Additionally, the Phase 3 MAESTRO study in advanced pancreatic cancer initiated by Merck KGaA a little over a year ago is currently on track with respect to patient recruitment, and we also look forward to providing more details on the expected third registration program in solid tumors. Regarding earlier-stage trials, including multiple myeloma and glioblastoma, we expect to have more data from the expansion of ongoing studies this year that may further guide strategic investment in additional development opportunities for TH-302.”

NEWS RELEASE

Fourth Quarter and Year End 2013 Financial and Operational Results

Revenue for the fourth quarter and year ended December 31, 2013 was $3.2 million and $12.5 million, respectively, compared to $2.0 million and $5.9 million for the same periods in 2012, respectively. For the year ended December 31, 2013, we recognized $12.5 million in revenue from the amortization of the aggregate of $110 million in upfront and milestone payments earned in 2013 and 2012 from our collaboration with Merck KGaA. For the year ended December 31, 2012, we recognized $5.9 million in revenue from the amortization of the $67.5 million in upfront and milestone payments earned in 2012 from our collaboration with Merck KGaA. The revenue from the upfront payment and milestone payments earned under the agreement is being amortized over the relevant performance period, rather than being immediately recognized when the upfront payment and milestone are earned or received.

The net loss for the fourth quarter of 2013 was $7.6 million compared to a net income of $28.4 million for the fourth quarter of 2012. Included in the net loss for the fourth quarter of 2013 was an operating loss of $7.8 million and non-cash income of $0.2 million compared to an operating loss of $6.0 million and non-cash income of $34.4 million in the fourth quarter of 2012. The net loss for 2013 was $28.4 million compared to a net loss of $71.1 million in 2012. Included in the net loss for 2013 was an operating loss of $26.0 million and non-cash expense of $2.3 million compared to an operating loss of $20.0 million and non-cash expense of $51.2 million in 2012. The non-cash income or expense is related to changes in the fair value of the Company’s outstanding and exercised warrants that was classified as other income (expense).

Research and development expenses were $8.5 million for the fourth quarter ended December 31, 2013, compared to $6.2 million for the same period in 2012. The increase in research and development expenses, net of reimbursement for Merck KGaA’s 70% share of total development expenses for TH-302, was due primarily to a $1.3 million increase in clinical development expenses, a $0.6 million increase in consulting expenses and an increase of $0.4 million in employee related expenses, including a $0.3 million increase in non-cash stock-based compensation expense. Research and development expenses were $29.3 million for 2013, compared to $18.8 million in 2012. The increase in research and development expenses, net of reimbursement for Merck KGaA’s 70% share of total development expenses for TH-302, was due primarily to a $6.4 million increase in clinical development expenses, a $1.0 million increase in consulting expenses and an increase of $3.1 million in employee related expenses, including a $1.0 million increase in non-cash stock-based compensation expense.

General and administrative expenses were $2.5 million for the fourth quarter of 2013 versus $1.9 million for the fourth quarter of 2012. The increase in general and administrative expenses was due primarily to an increase in employee-related expenses to support the Company's ongoing collaboration with Merck KGaA, including a $0.1 million increase in non-cash stock-based compensation expense. General and administrative expenses were $9.2 million for 2013 versus $7.1 million in 2012. The increase in general and administrative expenses was due primarily to an increase in employee-related expenses to support the Company's ongoing collaboration with Merck KGaA, including a $0.9 million increase in non-cash stock-based compensation expense.

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Non-cash stock-based compensation expense included in total operating expenses was $1.4 million for the fourth quarter of 2013 versus $0.9 million for the fourth quarter of 2012. Non-cash stock-based compensation expense included in total operating expenses was $4.9 million for 2013 versus $3.0 million for 2012. The increase in stock-based compensation expense was due to the amortization of a greater number of options with higher fair values.

As of December 31, 2013 and 2012, Threshold had $82.0 million and $70.8 million in cash, cash equivalents and marketable securities, respectively. The net increase in cash, cash equivalents and marketable securities during 2013 was primarily due to the $42.5 million in milestone payments received from Threshold’s collaboration with Merck KGaA and $2.4 million from the exercise of warrants and stock options, partially offset by operating cash requirements for 2013.

Clinical Development Outlook for Company- and Merck KGaA-Sponsored Trials of TH-302

The development plan for TH-302 is designed to investigate its safety and efficacy across a broad range of solid tumors and hematologic malignancies. TH-302 is being developed in therapeutic areas supported by preclinical and clinical data and where there is high unmet need for new anti-cancer agents. To date, TH-302 has been evaluated in more than 1,000 patients with cancer. Threshold anticipates the following development activities related to Company- and Merck KGaA-sponsored clinical trials for TH-302 in 2014:

•	Planned interim safety and efficacy analysis of the Phase 3 clinical trial in soft tissue sarcoma to be conducted by the Independent Data Monitoring Committee;

•	Continued enrollment of patients in the Merck KGaA Phase 3 MAESTRO trial in patients with advanced pancreatic cancer;

•	Initiation of a third registration program of TH-302 in another solid tumor type in partnership with Merck KGaA;

•	Completion of the dose expansion portion of the Company’s Phase 1/2 trial in relapsed or refractory multiple myeloma and initiation of the third portion of the trial to determine preliminary safety and efficacy of TH-302 in combination with a proteasome inhibitor;

•	Completion of the dose escalation portion of the Company’s Phase 1 trial of TH-302 in combination with sunitinib to determine the maximum tolerated dose; and

•	Continued enrollment of patients in the Company’s Phase 2 biomarker trial in advanced melanoma.

NEWS RELEASE

About TH-302

TH-302 is an investigational hypoxia-targeted drug that is designed to be activated under tumor hypoxic conditions, a hallmark of many cancers. Areas of low oxygen levels (hypoxia) in solid tumors are due to insufficient blood supply as a result of aberrant vasculature. Similarly, the bone marrow of patients with hematological malignancies has also been shown, in some cases, to be severely hypoxic.

TH-302 is currently under evaluation in two pivotal Phase 3 clinical trials: one in combination with doxorubicin versus doxorubicin alone in patients with advanced soft tissue sarcoma, and the other in combination with gemcitabine versus gemcitabine and placebo in patients with advanced pancreatic cancer. Both Phase 3 trials are being conducted under Special Protocol Assessment agreements with the U.S. Food and Drug Administration (FDA). The FDA and the European Commission have granted TH-302 Orphan Drug Designation for the treatment of soft tissue sarcoma and pancreatic cancer. TH-302 is also being investigated in hematological malignancies and in combination with other therapies in a variety of solid tumors.

Threshold has a global license and co-development agreement for TH-302 with Merck KGaA, Darmstadt, Germany, which includes an option for Threshold to co-commercialize in the U.S.

About Threshold Pharmaceuticals

Threshold is a biotechnology company focused on the discovery and development of drugs targeting tumor hypoxia, the low oxygen condition found in microenvironments of most solid tumors as well as the bone marrows of some hematologic malignancies. This approach offers broad potential to treat a variety of cancers. By selectively targeting tumor cells, we are building a pipeline of drugs that hold promise to be more effective and less toxic to healthy tissues than conventional anticancer drugs. For additional information, please visit our website (www.thresholdpharm.com).

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Forward-Looking Statements

Except for statements of historical fact, the statements in this press release are forward-looking statements, including all statements regarding anticipated development activities and outlook related to company- and Merck KGaA-sponsored clinical trials for TH-302; potential additional development opportunities for TH-302; the potential commencement of a third registration program for TH-302 and the timing thereof; the planned interim safety and efficacy analysis of the Phase 3 clinical trial in soft tissue sarcoma by the Independent Data Monitoring Committee and the timing thereof; the anticipated expansion of ongoing TH-302 studies and the expectation for additional data and the timing thereof; the completion of clinical trial events and expected continued enrollment in TH-302 clinical trials and the timing thereof; and the potential therapeutic uses and benefits of TH-302 to treat patients with soft tissue sarcoma, advanced pancreatic cancer, multiple myeloma, glioblastoma, advanced melanoma and other solid tumors and hematologic malignancies. These statements involve risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to: the ability of Threshold and Merck KGaA to enroll or complete TH-302 clinical trials; Threshold's dependence on its collaborative relationship with Merck KGaA, including its dependence on decisions by Merck KGaA regarding the amount and timing of resource expenditures for the development of TH-302 and the risk of potential disagreements with Merck KGaA regarding the commencement of additional clinical trials or milestone payments; the difficulty and uncertainty of pharmaceutical product development, including the time and expense required to conduct TH-302 clinical trials and analyze data, and the uncertainty of clinical success and regulatory approval; the risk that later trials may not confirm the results of earlier trials; that risk that clinical data from Company- and Merck KGaA-sponsored clinical trials may be insufficient to support any regulatory approval to market TH-302; issues arising in the regulatory process and the results of such clinical trials (including product safety issues and efficacy results); Threshold’s and Merck KGaA’s dependence on single source suppliers, including the risk that these single source suppliers may be unable to meet clinical supply demands for TH-302 which could significantly delay the development of TH-302; and Threshold’s need for and the availability of resources to develop TH-302 and to support Threshold’s operations. Further information regarding these and other risks is included under the heading "Risk Factors" in Threshold's Quarterly Report on Form 10-Q, which has been filed with the Securities and Exchange Commission on November 4, 2013 and is available from the SEC's website (www.sec.gov) and on our website (www.thresholdpharm.com) under the heading "Investors". We undertake no duty to update any forward-looking statement made in this news release.

THRESHOLD PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenue	$3,212	$2,021	$12,495	$5,867

Operating expenses
Research and development	8,533	6,163	29,334	18,786
General and administrative	2,453	1,851	9,185	7,080
Total Operating Expenses	10,986	8,014	38,519	25,866

Loss from operations	(7,774)	(5,993)	(26,024)	(19,999)

Interest income (expense), net	32	25	136	80
Other income (expense) (1)	234	34,356	(2,325)	(51,216)
Income (loss) before provision for taxes	(7,508)	28,388	(28,213)	(71,135)

Provision for income taxes	81	-	202	-
Net income (loss)	$(7,589)	$28,388	$(28,415)	$(71,135)

Net income (loss) per common share
Basic	$(0.13)	$0.50	$(0.49)	$(1.31)
Diluted	$(0.13)	$(0.10)	$(0.49)	$(1.31)

Weighted-average shares used in per common
share calculation:
Basic	59,226	56,298	57,832	54,219
Diluted	59,226	62,627	57,832	54,219

(1)	Noncash income (expense) related to change in the fair value of the Company's outstanding and exercised warrants, classified as other income (expense).

  THRESHOLD PHARMACEUTICALS, INC.

  CONDENSED CONSOLIDATED BALANCE SHEETS

  (in thousands)

	December 31,	December 31,
	2013	2012
	(unaudited)	(1)
Assets

Cash, cash equivalents and
marketable securities	$82,033	$70,848
Collaboration Receivable	18,094	15,635
Prepaid expenses and other current assets	2,246	1,167
Property and equipment, net	686	812
Other assets	1,059	1,059
Total assets	$104,118	$89,521

Liabilities and stockholders' equity

Total current liabilities (2)	$27,016	$17,451
Deferred Revenue	76,916	53,097
Long-term liabilities (3)	23,661	32,826
Stockholders' equity (deficit)	(23,475)	(13,853)
Total liabilities and stockholders' equity (deficit)	$104,118	$89,521

(1)	Derived from audited financial statements
(2)	Amount includes current portion of deferred revenue of $14.7 million and $8.5 million as of December 31, 2013 and 2012, respectively.
(3)	Includes as of December 31, 2013 and 2012, $23.4 million and $32.6 million of warrant liability, respectively.